Third Quarter 2011 Earnings Release Conference Call
October 27, 2011

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer and Tom Gelston, Vice President Investor Relations. Also participating on the call and available for your questions is the Terex leadership team: Kevin Bradley, President of the Cranes segment; Tim Ford, President of the Aerial Work Platforms (AWP) segment; George Ellis, President of the Construction segment; Kieran Hegarty, President of the MP (MP) segment; Steve Filipov, President of Developing Markets; Aloysius Rauen representing our 82% interest in Demag Cranes AG; and Ken Lousberg President of China Operations.

A replay of this call will be archived on the Company's website, www.terex.com under “Audio Archives” in the “Investor Relations” section of the website.

Before I begin, I would like to acknowledge the recent passing of John McGinty, a person who long covered Terex, mainly as a sell-side coverage analyst and more recently on the investment banking side. He was an influential thought provider for over 30 years to our industry. He was an astute observer of trends, a friend of Terex and a person I respected very much. He will certainly be missed.

I will begin with some overall commentary on current performance, as well as provide commentary on the market environment. Phil will follow me with a more detailed financial report, including a detailed analysis of the Demag Cranes AG acquisition and the related accounting for this quarter. Following that, as usual, we will take your questions. We will enforce the one question and a follow-up only rule to allow as many people as possible to ask their most important questions within the time frame of this call.

As we have done in recent calls, we have prepared a presentation as a guide through our commentary. It was emailed last night to our Investor Relations contact distribution list, and it is available for download from our website for those who do not have it. Let me begin by referring to the forward-looking statement on Page 2, which I encourage you to read and review, as well as our other disclosures available in our public documents.

Now, let's turn to page 3. This quarter we continued to improve performance. Net sales increased significantly with and without the Demag Cranes AG acquisition. But more importantly in my opinion, the Company performance improved in terms of profit and cash flow. More specifically, each of our segments showed increased net sales versus the prior year's period, led by the AWP segment at 59% growth, and the balance of the businesses reporting between approximately 20% and 50% growth. This is a good performance in the face of what have been, for the most part, less certain times. But again, and more importantly, all the businesses improved in terms of profitability, and we are looking for continued improvements in profitability as actions we have taken are paying dividends, as is most evident in our Cranes segment. We continue to expect profit and cash improvement as a result of cost reduction activities and pricing actions across our various business segments.

New this quarter is the inclusion of the Demag Cranes AG financial results, as we closed on our 82% equity ownership halfway through the quarter on August 16, 2011. Going forward, we will be referring to this business as our Material Handling & Port Solutions segment (MHPS), and it will be reported as a standalone segment. While the current results were clouded by the effects of acquisition accounting, we are very pleased with the performance of the business, and we are encouraged by the prospects of the different product lines.

In terms of market conditions, we continue to see evidence of improving trends broadly, though the recovery is not even or consistent across all products and geographies. On the positive side, we see continued replacement-driven demand in most developed markets, as well as continuing growth in most developing economies globally. We have seen some recent weakness in our construction truck and mobile crushing businesses, but it is premature to determine if this is anything more than a pause.

We continue to be impacted negatively by increased component costs for our products, particularly in our AWP business. As a result, we have initiated price increases on most products. Moving into next year, we would expect price realization to exceed the pressure from cost increases and begin to improve margins further. Component and engine suppliers took prices up early, and for much of 2011 our customer pricing lagged. This is changing, however, as we go back to our supply base and re-quoting to get more cost reductions now.

As expected, we are seeing some improvements in our suppliers' ability to deliver what we need for production when we need it. We expect remaining issues to be mostly resolved by year end. While we still have some issues to work through in our Construction segment, we are optimistic that next year we will have a more profit-focused business as we will concentrate much less on growth in Construction and more on profit and cash generation.

Lastly, we generated $106 million in free cash flow in the third quarter, as we were able to reduce our working capital investment and generate cash from profitability. We continue to expect meaningful working capital burn-off in the fourth quarter. Now let's cover a few specific segment and market comments on Page 4.

Our AWP business is predominantly supplying large North American rental companies and we are seeing strong replacement fleet demand. We were expecting the smaller independent rental firms to be a larger percentage of the overall mix, but this has yet to occur. We still believe that this shift will happen, although it is difficult to say exactly when. The underlying trends of the industry, as measured by time utilization and rental rate increases, remain quite positive. The fleet age statistics continue to indicate a fleet that is relatively old, with little ability to put off replacement, in our opinion. Outside North America, we have seen some early signs of a similar replacement beginning to take shape, although it may be premature to call it a trend. However, we do expect growth from markets like the U.K., Brazil and Australia/Asia. We announced price increases effective January 2012. These increases will average 4.5%, and when added to the increase taken this past June, should offset the input cost pressures this business has been facing this year. The outlook in this segment is very positive.

Our Construction business continues to see strong demand for our material handers and compact equipment, particularly in central Europe, as well as our loader backhoes. However, as we commented earlier, we have seen some reduced quotation activity for our off-highway trucks, and when adding in the higher input costs across this segment, including items like off-highway truck tires, this business will likely underperform. Our U.S. Roadbuilding business remains at a low level of demand, consistent with the commentary given over the prior quarters and years. We have taken one factory and virtually “mothballed” new equipment production. However, we have seen evidence that the temporary pause of government financing for our Brazilian-based Roadbuilding business is coming to an end, and that will be positive for this segment as a whole. On balance, not much has changed externally in this business, but internally we further lowered the cost structure of the organization to put us in a position for profitability in 2012 at current volume levels.

Our Cranes business is probably best described as stable at this time. We have had very positive improvements during this year, like the nice recovery of the rough terrain crane business, particularly in North America, as well as the pickup of order activity in our Terex Port Equipment business. We have not seen any real positive inflection in our European all-terrain crane demand, and this is likely to remain the case until the economic situation becomes clearer in the E.U. Excluding a banking collapse in Europe, we believe that 2012 will show market improvements. Our Chinese truck crane business again experienced a challenging quarter, although at the BICES show in Beijing last week, we unveiled two new crane products that were the result of extensive customer feedback and we earned positive commentary from both customers and product evaluators. We have a Chinese JV that has not performed and we are not happy with our JV partner. We are taking steps to fix this but success here cannot be assured. Lastly, the crawler crane and tower crane markets have begun to see some increased demand overall. We think this is a natural cycle for mobile cranes overall. This is consistent with our historical experience and, as we look forward, we want to emphasize cash flow and profit improvement rather than merely pursuing growth.

Our new MHPS business executed their plan very well, posting strong sales in Europe, and Germany in particular. The service and spare parts business also performed quite well, as expected. The seasonal summer shutdown in many factories means that industrial crane customers perform service and overhauls over the summer. This usually means that the third calendar year quarter is a strong one for this business. And while the reported results reflect accounting requirements associated with the acquisition, excluding these would indicate a fairly healthy business, with operating margins at approximately 6.5%, with the business fundamentals improving. Any meaningful benefits of a business combination will only come about when a domination and profit and loss sharing agreement is in place.

Lastly, our MP business continues to supply large capacity machines worldwide as mining continues to look to our largest mobile equipment as a solutions provider for some of their needs. Late this quarter we did see a slowdown on our mobile crushing products and we are watching this closely. Overall, another solid quarter by this business during a time of year that is traditionally slower.

Now I will turn it over to Phil to cover detailed financial performance, and then we will take your questions.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron, and good morning. Page 5 displays the quarterly, year-over-year and sequential results for the continuing operations of the Company. I will cover some points here and cover more detail in the bridge later. The results of our acquisition of Demag Cranes AG, reported in our Materials Handling & Port Solutions segment are included from August 16, 2011.

Net sales increased 68% from the prior year quarter, or 35% excluding the effect of foreign currency translation and the impact of Demag Cranes AG. The increases over the prior year were most significant in AWP, Cranes and Construction as we continue to experience an industry recovery from the prior year. This recovery is still somewhat fragile geographically and by product area. Net sales increased sequentially in Cranes and Construction mainly due to improved production throughput, while AWP and MP showed some seasonal declines. MHPS contributed $256 million in net sales for the period.

We had income from operations of $53 million in the third quarter compared to $4 million in the prior year quarter. Excluding the impact of restructuring, certain acquisition related and other items in income from operations, it would have be approximately $78 million in the current period versus approximately $5 million in the prior year quarter. The favorable effect of increased net sales volume was partially offset by higher input costs, mainly in AWP of approximately $11 million, the negative absorption effect of manufacturing cost inefficiencies and supplier disruption, as well as fluctuating production schedules. Transactional foreign currency changes year-over-year also negatively affected the results, most significantly in AWP of approximately $12 million, mainly as a result of a 17% change in the Brazilian real in September relative to the prior month. SG&A expense increased primarily due to the inclusion of MHPS, the restoration and accrual for certain performance based compensation programs, as well as increased engineering costs for new products and Tier 4 work.

Overall working capital increased over the prior year period due to the growth in net sales and the inclusion of the MHPS segment. Working capital as a percent of the trailing three month annualized sales was 32% in the third quarter, compared to 38% in the prior year quarter and 33% in the second quarter of this year. Overall, we expect our working capital to sales ratio to improve in 2011 and to be closer to 27% as we bring our production in line with demand and continue to complete large cranes deliveries. We continue to take advantage of early payment discounts with our suppliers to improve our returns.

Net Debt increased to $1.6 billion from $725 million at the end of second quarter primarily due to the acquisition of Demag Cranes AG, offset by the sale of the remaining Bucyrus International shares and operational cash flow. Overall liquidity remains strong at $1.2 billion with Cash balances of approximately $685 million and availability under the revolving facilities of $519 million, including those from Demag Cranes AG.

Turning to page 6, we display other financial items for comparison purposes. I will cover backlog on another slide. Restructuring, impairment and related charges were relatively minor this period and reflect the continued efforts to trim organizational costs. The Cranes restructuring related to our second quarter charge is proceeding well and on plan. The net interest expense reflects the increase due to the inclusion of Demag Cranes AG and the additional debt incurred to consummate that transaction. Other income in the period includes the gain on the sale of Bucyrus International shares of approximately $76 million, partially offset by approximately $30 million for acquisition related costs and the foreign currency derivatives associated with the Demag Cranes AG transaction. Tax expense for the period is at a higher rate than normal mainly due to the increased level of losses not benefited and the non-deductibility of certain acquisition related costs, as well as the effect on deferred tax assets of the enactment of a reduction in U.K. tax rates. Weighted average diluted shares include 700,000 shares for compensation programs, but there was no impact from the convertible notes given the volume weighted average share price for the third quarter.

Turning to page 7, I will discuss the earnings per share bridge. This schedule bridges the as reported EPS of $.33 to an adjusted EPS of $.30. As you can see at the bottom of the schedule, the benefit of $.44 per share for the after tax gain on the sale of Bucyrus International shares was partially offset by $.34 per share of acquisition related items, including the amortization of the inventory fair value associated with the Demag Cranes AG purchase accounting of $19.3 million pre-tax and $30.3 million for the acquisition costs as well as the closeout of the foreign currency hedge for this transaction. The acquisition cost portion is not tax deductible. Restructuring, impairment and related items, as well as the effect of the U.K. tax rate change, are included in the other items column and have a $0.07 impact on EPS. We believe this presentation is more reflective of the ongoing performance of the Company.

On page 8, our working capital statistics are outlined including the effect of Demag Cranes AG. Inventory velocity has improved as we are driving our sales and production planning processes to get ahead of demand changes in order to curtail inventory arriving before needed. We are not building on unrealistic growth expectations but producing to real demand. We continue to take advantage of early pay discount programs where they make economic sense. We expect working capital as a percentage of fourth quarter annualized sales to be closer to 27% from the current 32% level. Improved working capital management coupled with our earnings performance should deliver between $200 and $250 million of free cash flow for the fourth quarter.

Referring to page 9, we show the backlog trend for the Company by segment. Overall we increased substantially from the prior year quarter in all segments except for MP where we have seen some softening in mobile crushing equipment demand. Sequentially, the decline in Cranes is largely due to the improvement in production throughput relative to the prior period. AWP continues to see reasonably strong replacement fleet purchases.

Turning to page 10, I will discuss the impact of the Demag Cranes AG acquisition. As mentioned, we have consolidated their results since the date of acquisition, August 16, 2011 and reflect the results in a new segment called MHPS. We have begun negotiations with the management board on a domination and profit and loss transfer agreement for consideration in their next shareholder meeting in February 2012.

On page 11, I have outlined certain financial considerations for this transaction. We have booked our preliminary purchase accounting adjustments to fair value for the assets and liabilities as of the acquisition date. The fair value of the tangible and intangible assets will result in additional depreciation and amortization in our consolidated results as outlined on this page. For the third quarter period we recorded an additional $5 million of depreciation and amortization, the fourth quarter will be $8.7 million and we estimate 2012 to be $35 million at this stage. Our Form 10-Q will contain information on intangible values and their lives. For purposes of guidance and results, these additional expenses are included in our performance due to their longer term nature. Inventory value is also stepped up to measure fair value that reflects the appropriate allocation of profit margin to the acquirer. This incremental value is charged to profit and loss based on future inventory turns. In total, this was determined to be approximate $38 million, of which $19 million was charged to cost of goods sold in the third quarter, with the remainder expected to be charged in the fourth quarter. This charge has been excluded from the as adjusted EPS and the guidance as it tends to distort the underlying operating performance of the Company.

The remaining preliminary purchase price allocation values acquisition date goodwill at $865 million for the MHPS segment. As previously mentioned, the third quarter results include $30 million in acquisition related costs, including the settlement of a foreign currency derivative for the transaction. Until the domination and profit and loss transfer agreement is effective, the Demag Cranes AG credit facility and cash will be used to support their operational needs.

We will be filing a Form 8-K/A, as required by SEC regulations, in the next week providing historical “pro forma” financial statements for the combination of Demag Cranes AG and Terex as if the acquisition occurred on January 1, 2010. The periods, presented in U.S. GAAP, will be the twelve months ended December 31, 2010 and the six months ended June 30, 2011. Demag Cranes AG amounts are combined based on their fiscal year end of September 30, in other words, a 90 day lag. These financial statements will include the push back of purchase accounting adjustments to the beginning of the first period presented.

Let me summarize on page 12. We continue to make progress in our historical businesses, with Cranes restructuring going well and Terex Port Equipment expected to break even in the fourth quarter. We continue to be encouraged by the growth in AWP customer demand as we work to improve our balance between input cost, productivity and pricing. Construction demand inconsistency and supplier issues continue to hinder more progress here, so we are focused on cost reduction and cash flow - items we can better control. MP continues to deliver solid performance, but we are cautious as a result of recent signs of softening in the mobile crusher equipment. Free Cash Flow from operating performance and working capital reductions have begun and are expected to continue, with $200 to $250 million expected in the fourth quarter of 2011. The MHPS segment is expected to be accretive in 2012.

Lastly, we have updated our guidance for the fourth quarter to $.20 to $.25 per share excluding the inventory step-up charge discussed earlier and other items. This would result in a full year as adjusted for the items previously mentioned of $.43 to $.48 per share on net sales of between $6.3 and $6.5 billion.

I will turn it back over to Ron to conclude.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you Phil. I would like to make a couple of comments before we open up the call for questions. Our Terex leadership team, and particularly our base business leadership, is focused on the items that are going to drive return on invested capital. We continue to put emphasis on lowering working capital investment through better planning. The sales and operations planning process has been greatly emphasized throughout our organization over the past six months and we are seeing dividends. Each and every one of our general managers at all of our factories is focused on this. We also believe that the pricing and supply chain challenges that we faced have been both real and have slowed our progress down somewhat. On the pricing side, we are aggressively moving our pricing up to offset some of the raw material and component increases we have faced, as well as pushing back on our supply base. Every one of our factories has a list of top ten suppliers and we know where the increases have come from. We know our suppliers took their prices up early and we are pushing back to get as much in reduction as we possibly can. We are focusing on planning our business better, getting our cost down and, finally, on SG&A. This is what will drive our margin improvements, which is critical for us in planning for 2012. The issue is not how big our business is, it is the size of the positive return we can capture from the business we have. This is how we will improve the health of our Company and drive future performance.